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                                                                   EXHIBIT 10.20

[LOGO]

November 13, 2000

Nigel Travis
5109 Heather Court
Flower Mound, Texas 75028

Dear Nigel,

I am pleased to confirm your continued eligibility and participation in the following benefits connected with your Blockbuster Inc. assignment in the US, in addition to those described in your employment agreement, effective as of the date of such employment agreement. This letter will serve as an addendum of your employment agreement with Blockbuster Inc.

Pension
-------

While on assignment in the US, you will continue to participate in the Blockbuster Inc. Pension and Death Benefits Scheme at the current contribution level of 15% of Salary (as defined in your employment contract) on a tax-free basis. Such participation is in lieu of your eligibility to participate in the Company's Investment Plan (401(k)) and excess investment plan.

Life Insurance/Assurance
------------------------

While on assignment, you will be provided two times your annual salary in life insurance under the US life insurance benefit plan, or any other additional coverage that may be established for executives at your level. In addition, you will be covered at two times your annual salary under the UK life assurance plan. Between these two plans and any supplemental life insurance you may voluntarily elect under the US plan, your total life insurance/assurance shall not exceed six times your annual salary.

Home Country Housing
--------------------

Assuming you continue to retain your UK residence during the assignment, the Company will extend the standard applicable provisions of its International Relocation Policy including:

 . Home Retention Allowance if you move back to your home in the UK, and . Reimbursement of Home Management Fees for the duration of your assignment.

Car Allowance
-------------

The Company will provide you with one automobile under Blockbuster's executive lease plan. Your monthly lease payment under the plan will be up to $750 plus insurance for one automobile.

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Vacation & Holidays
-------------------

Vacation entitlement will continue to be determined in accordance with policy in effect within Blockbuster UK. You will adopt the work schedule, including hours of work, time off, and public holidays in accordance with the US.

Home Leave
----------

After each anniversary (twelve months) of your assignment, you and your dependents in the US will be eligible for a Home Leave. This may be taken after each twelve months of assignment (provided the assignment is scheduled to last at least another eight weeks), at a time that is mutually convenient for you and the Company. Home leave includes all dependents in the US living with you and dependent children in the UK visiting the US. Home Leave includes airfare, accommodations, and car rental. Meals and other incidentals are not included. Business-class travel is permitted to and from the UK for Home Leave.

Storage of Household Goods
--------------------------

The Company will reimburse the cost of storing in your Home Location any goods you do not wish to ship to the US. Storage costs will be covered for the duration of your assignment.

Tax Services
------------

The Company will retain the services of an expert international tax advisor annually (currently Price Waterhouse Coopers) to assist in the preparation of your personal US and UK tax returns during any full or partial years of your assignment. Personal financial information provided to these advisors remains confidential and details of that information are not shared with the Company, except as necessary.

Social Security, Medicare, and Workers' Compensation
----------------------------------------------------

During the assignment, you and the Company will continue FICA contributions as required by the US Federal Government. It is also understood that you may continue to participate in the UK NIC by making voluntary contributions of (Pounds)325 per year. Please consider Dan Satterthwaite your contact person for this matter.

Benefits for occupational injury or illness will be paid in accordance with legal requirements of the US.

Assignment Completion
---------------------

At the end of your assignment, the Company will assist in your repatriation to the UK. This includes reimbursement of expenses associated with return travel, movement of household goods, resettlement allowance of one-months base salary
(net), temporary living in the home country for up to 30 days, rental of a car for up to 15 days, and temporary storage of household goods in the U.S. for up to 90 days.


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Shipment of Household Pets
--------------------------

The Company will not pay costs associated with the relocation of household pets. All costs incurred, including transportation, kennel expenses, travel documentation, veterinary inspections, and quarantine costs will be your sole responsibility.

Return Shipment
---------------

At the end of your assignment, the Company will pay for the return shipment of your household goods. On the return shipment, you may ship up to an additional 1,500 pounds of household goods beyond your original shipment.

Nigel, if the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to me whereupon this letter shall constitute a binding agreement between you and Blockbuster.

Sincerely yours,

/s/ Larry J. Zine
Larry J. Zine
EVP, Chief Financial Officer


Accepted and Agreed:


/s/ Nigel Travis
-------------------------
Nigel Travis

12/18/00
-------------------------
Date: